Exhibit 5.1

August 22, 2024

Eyenovia, Inc.

295 Madison Avenue, Suite 2400

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to Eyenovia, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 12,850,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, including pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), dated August 21, 2024, by and among the Company and the purchasers named on the signature pages thereto. The offer and sale of the Shares are being registered under the Securities Act pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-261638), which was filed with the United States Securities and Exchange Commission (the “Commission”) on December 14, 2021 (such registration statement, as amended to the date hereof, is referred to herein as the “Registration Statement”).

We have reviewed:

(i)	the Purchase Agreement;

(ii)	the Registration Statement;

(iii)	the preliminary prospectus, consisting of the base prospectus, dated December 14, 2021, included in the Registration Statement (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement, dated August 20, 2024, relating to the offering of the Shares, filed with the Commission on August 20, 2024, pursuant to Rule 424(b) under the Securities Act;

(iv)	the notice of the Registration Statement’s effectiveness, dated December 23, 2021, posted on the website of the Commission at www.sec.gov; and

(v)	the final prospectus, consisting of the Base Prospectus, as supplemented by a final prospectus supplement dated August 21, 2024, relating to the offering of the Shares, filed with the Commission on August 21, 2024 pursuant to Rule 424(b) under the Securities Act (the “Prospectus”).

We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized, and when issued and sold by the Company (where applicable, pursuant to the terms of the Purchase Agreement) and upon receipt by the Company of full payment therefor (where applicable, in accordance with the Purchase Agreement), will be validly issued, fully paid and non-assessable;

Eyenovia, Inc.

August 22, 2024

We are members of the bars of the Commonwealth of Massachusetts and the State of New York. We do not express any opinion herein on any laws other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof related to the offering of the Shares. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP